Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-1 of Morton’s Restaurant Group, Inc., a Delaware corporation (the “Company”), and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement (including the prospectus contained therein), as a director nominee of the Company, with my election to become effective on or prior to the consummation of the offering contemplated therein, and I further consent to the filing of this consent as an exhibit to such Registration Statement.

/S/ ZANE TANKEL
Zane Tankel

Dated: January 17, 2006